Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

To the Management and Board of Directors of Southern Airways Corporation

Opinion

We have audited the accompanying consolidated financial statements of Southern Airways Corporation and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, of changes in redeemable convertible preferred shares and stockholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and negative cash flows from operating activities and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

April 12, 2023, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern and the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 2, 2023

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2022	2021
ASSETS
Cash	$1,402	$5,710
Accounts receivable, net	3,931	3,174
Prepaid expenses and other current assets	5,545	2,509
Total current assets	10,878	11,393
Property and equipment, net	36,554	14,295
Operating lease right-of-use assets	15,149	—
Finance lease right-of-use assets	1,546	—
Goodwill	805	—
Other assets	3,283	3,091
Total assets	$68,215	$28,779

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$4,644	$1,754
Accrued salaries, wages and benefits	2,549	1,936
Deferred revenue	6,260	4,513
Current maturities of long-term debt	1,980	497
Operating lease liabilities	3,302	—
Finance lease liabilities	134	129
Current portion due to related parties	3,125	1,016
Other current liabilities	5,516	2,072
Total current liabilities	27,510	11,917
Noncurrent liabilities
Long-term debt, net of current maturities	21,275	3,468
Long-term operating lease liabilities	8,452	—
Long-term finance lease liabilities	1,838	1,974
Due to related parties, net of current portion	6,217	4,689
Other noncurrent liabilities	697	747
Total noncurrent liabilities	38,479	10,878
Total liabilities	$65,989	$22,795
Commitments and contingencies (Note 19)
Redeemable convertible preferred shares
Redeemable convertible preferred shares, $0.0001 par value; 162,589 shares authorized; 162,589 shares issued and outstanding at December 31, 2022 and 2021, respectively; and aggregate liquidation preference of $7,092 and $6,627 at December 31, 2022 and 2021, respectively.	$3,624	$3,624
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 1,000,000 shares authorized; 364,841 and 336,914 shares issued and outstanding at December 31, 2022 and 2021, respectively.	$—	$—
Additional paid-in capital	9,858	8,468
Accumulated deficit	(10,579)	(6,108)
Total stockholders’ equity (deficit) attributable to common shareholders	(721)	2,360
Noncontrolling interests	(677)	—
Total stockholders’ equity (deficit)	(1,398)	2,360
Total liabilities, redeemable convertible preferred shares and stockholders’ equity (deficit)	$68,215	$28,779

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2022	2021
Revenues	$80,716	$57,679
Operating expenses
Maintenance, materials, and repairs	5,430	3,033
Depreciation and amortization	3,051	1,604
Aircraft fuel	15,676	8,310
Airport-related expenses	4,627	3,121
Aircraft rent	8,153	7,274
Salaries, wages and benefits	29,006	21,202
CARES Act	—	(11,092)
Other operating expenses	18,785	12,467
Total operating expenses	84,728	45,919
Operating income (loss)	(4,012)	11,760
Non-operating income (expense):
Interest expense	(1,764)	(744)
Other income, net	219	84
Total non-operating expense, net	(1,545)	(660)
Income (loss) before income taxes	(5,557)	11,100
Income tax provision (benefit)	(409)	440
Net income (loss) including noncontrolling interests	(5,148)	10,660
Net loss attributable to noncontrolling interests	(677)	—
Net income (loss) attributable to common shareholders	$(4,471)	$10,660

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED SHARES

AND STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

	Redeemable Convertible Preferred Shares		Common Stock		Additional		Total Stockholders’ Equity (Deficit) Attributable to		Total Stockholders’
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value	Paid-In Capital	Accumulated Deficit	Common Shareholders	Noncontrolling Interests	Equity (Deficit)
Balance at December 31, 2020	162,589	$3,624	324,669	$—	$8,148	$(16,768)	$(8,620)	$—	$(8,620)
Issuance of common stock for acquisition (Makani Kai)	—	—	2,225	—	100	—	100	—	100
Stock-based compensation	—	—	10,020	—	220	—	220	—	220
Net income	—	—	—	—	—	10,660	10,660	—	10,660
Balance at December 31, 2021	162,589	$3,624	336,914	$—	$8,468	$(6,108)	$2,360	$—	$2,360
Issuance of common shares to SkyWest for guarantee of debt	—	—	27,155	—	1,290	—	1,290	—	1,290
Issuance of common stock for acquisition (Makani Kai)	—	—	772	—	100	—	100	—	100
Net loss	—	—	—	—	—	(4,471)	(4,471)	(677)	(5,148)
Balance at December 31, 2022	162,589	$3,624	364,841	$—	$9,858	$(10,579)	$(721)	$(677)	$(1,398)

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$(5,148)	$10,660
Adjustments to reconcile net income (loss) including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	3,051	1,604
Loss on extinguishment of debt	37	—
Stock-based compensation	—	220
Noncash operating lease expense	3,768	—
Other, net	166	(41)
Changes in operating assets and liabilities:
Accounts receivable	(752)	(354)
Prepaid expenses and other current assets	(2,854)	(1,011)
Other assets	(679)	(825)
Accounts payable	2,610	(67)
Accrued salaries, wages, and benefits	613	627
Operating lease liabilities	(4,116)	—
Deferred revenue	1,619	1,892
CARES Act liability	—	(1,500)
Due to related parties	309	(533)
Other liabilities	3,165	353
Net cash provided by operating activities	1,789	11,025
Cash flows from investing activities:
Purchase of property and equipment	(18,979)	(6,381)
Proceeds from sale of fixed assets	—	114
Acquisition of MUA, net of cash acquired	(4,163)	—
Net cash used in investing activities	(23,142)	(6,267)
Cash flows from financing activities:
Proceeds from collateralized borrowings, net of repayment	1,316	—
Proceeds from borrowings of long-term debt, net of closing costs	19,747	—
Principal payments on long-term debt	(3,188)	(409)
Principal payments on long-term debt - related parties	(699)	(450)
Repayment of finance or capital lease obligations	(131)	(262)
Net cash provided by (used in) financing activities	17,045	(1,121)
Increase (decrease) in cash	(4,308)	3,637
Cash at beginning of year	5,710	2,073
Cash at end of year	$1,402	$5,710
Supplemental cash flow information
Cash paid for interest	$1,650	$696
Cash paid for income taxes, net of refunds	$418	$—
Supplemental schedule of noncash investing and financing activities
Common shares issued to related party for guarantee of debt financing	$1,290	$—
Common shares issued to related party for non-compete agreement	$100	$100
Property and equipment purchased through debt financing from seller	$3,782	$305
Purchases of property and equipment accrued in accounts payable and other current liabilities	$202	$—
Derecognition of right-of-use assets and liabilities upon lease termination	$(1,224)	$—
Right-of-use assets obtained in exchange for new operating lease liabilities	$8,968	$—
Payment of other liabilities as part of sale of fixed assets	$—	$69

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business

Southern Airways Corporation (“SAC”) is a Delaware Corporation that was founded on April 5, 2013, and its wholly owned subsidiaries Southern Airways Express, LLC (“SAE”), Southern Airways Pacific (“SAP”), Southern Airways Autos, LLC (“SAA”), Multi-Aero Inc. (“MUA”), and its consolidated variable interest entity Mariana Southern Airways LLC (“Marianas”), are collectively referred to hereafter as “Southern” or “the Company”.

Nature of Operations

Southern is a scheduled service commuter airline serving cities across the United States that is headquartered in Palm Beach, Florida and commenced flight operations in June 2013. It is a certified Part 135 operator which operates a fleet of over 50 aircraft, including the Cessna Caravan, the Cessna Grand Caravan, the King Air Super 200, the Saab 340, the Pilatus PC-12, the Tecnam Traveller, and the Citation Bravo. Southern provides both seasonal and full-year scheduled passenger air transportation service in New England, the Mid-Atlantic and Gulf regions, Rockies and West Coast, Far Pacific, and Hawaii, with select routes subsidized by the United States Department of Transportation (“U.S. DOT”) under the Essential Air Service (“EAS”) program and by the Commonwealth of the Northern Mariana Islands (“CNMI”) under the Incentive Agreement with CNMI (“Incentive Agreement”).

Going Concern, Liquidity and Capital Resources

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next 12 months from the date of reissuance of these financial statements. As of December 31, 2022, the Company had approximately $1.4 million in cash. At the time of the original issuance of these financial statements, the Company believed that its cash on hand, combined with cash generated from operations, would be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of issuance of these financial statements. Refer to Note 21 for new and amended agreements entered into by the Company since December 31, 2022 in order to provide additional liquidity.

The Company incurred greater than expected losses and negative cash flows from operating activities in April and May 2023 due to inefficient aircraft utilization, primarily caused by an underutilization of pilots and a shortage of maintenance personnel and critical aircraft components, which, in aggregate, have challenged the Company’s ability to serve its customers as desired and, in turn, cover expenses. Previously forecasted strategies to alleviate these challenges have been unsuccessful in the full deployment of the Company’s fleet with the Company seeing an increased cancellation rate well above historical averages and previous forecasts, particularly during the second quarter of 2023. This has resulted in an accelerated decline in revenue, coupled with increasing costs associated with rescheduling pilots and flight personnel to active service areas to mitigate the flight schedule disruptions. The Company’s success going forward is dependent on the ability to achieve a high level of aircraft and crew utilization, increase flight services and the number of passengers flown, and ready access to capital to fund operations and planned growth.

In addition to continued actions to reduce costs, and effectively utilize assets and crews, the Company is evaluating strategies to obtain additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. There can be no assurance that the Company will be successful in achieving its strategic plans, that new financing will be available to the Company in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to take additional measures to conserve and increase liquidity, which could include, but not necessarily limited to, increasing ticket prices, additional reductions to spending, selling of aircraft, altering or scaling back operational footprint, which may have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Revision to previously issued financial statements

The Company collects deposits from certain corporate customers that can be used in the future for the purchase of passenger tickets. These credits do not have an expiration date.

During the quarter ended March 31, 2023, the Company identified an error in the accounting for customer deposits, resulting in an overstatement of revenues and an understatement of the associated deferred revenue balance for all periods presented and including opening retained earnings as of January 1, 2021 for periods prior to 2021.

The Company revised its consolidated balance sheet as of December 31, 2022 and 2021, and the consolidated statements of operations, changes in redeemable convertible preferred shares and stockholders’ equity (deficit), and cash flows for the fiscal years ended December 31, 2022 and 2021, and related footnote disclosures to correct these errors. Although management determined that such errors were not material to previously issued financial statements, the Company revised its consolidated financial statements as of and for the years ended December 31, 2022 and 2021 to improve consistency and comparability of the consolidated financial statements.

The following table presents the effects of the revision on the Company’s previously reported consolidated statement of operations for the year ended December 31, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Revenues	$80,963	$(247)	$80,716
Operating loss	(3,765)	(247)	4,012
Loss before income taxes	(5,310)	(247)	5,557
Net loss including noncontrolling interest	(4,901)	(247)	5,148
Net loss attributable to common shareholders	(4,224)	(247)	4,471

The following table presents the effect of the revision on the Company’s consolidated balance sheet as of December 31, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Deferred revenue	$5,404	$856	$6,260
Current liabilities	26,654	856	27,510
Total liabilities	65,133	856	65,989
Accumulated deficit	(9,723)	(-856)	(10,579)
Total stockholders' deficit	(542)	(-856)	1,398

The following table presents the effect of the revision on the Company’s consolidated statement of cash flows for the year ended December 31, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net income (loss) including noncontrolling interests	$(4,901)	$(247)	$(5,148)
Deferred Revenue	1,372	247	1,619
Cash Flows from operating activities	1,789	—	1,789

The following table presents the effects of the revision adjustments on the Company’s previously reported consolidated statement of operations for the year ended December 31, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Revenues	$57,794	$(115)	$57,679
Operating income (loss)	11,875	(115)	11,760
Income before income taxes	11,215	(115)	11,100
Net income including noncontrolling interest	10,775	(115)	10,660
Net income attributable to common shareholders	10,775	(115)	10,660

The following table presents the effect of the revision on the Company’s consolidated balance sheet as of December 31, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Deferred Revenue	$3,904	$609	$4,513
Current liabilities	11,308	609	11,917
Total liabilities	22,186	609	22,795
Accumulated deficit	(5,499)	(609)	(6,108)
Total stockholders' equity	2,969	(609)	2,360

The following table presents the effect of the revision on the Company’s consolidated statement of cash flows for the year ended December 31, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net income (loss) including noncontrolling interests	$10,775	$(115)	$10,660
Deferred Revenue	1,777	115	1,892
Cash Flows from operating activities	11,025	—	11,025

The error corrections as of December 31, 2021 also contain a $494 thousand adjustment to opening accumulated deficit.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of Southern. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. On an ongoing basis, the Company evaluates its estimates using historical experience and other factors including the current economic and regulatory environment as well as management’s judgment. Items subject to such estimates and assumptions include: revenue recognition, certain accrued liabilities, useful lives and recoverability of long-lived assets including finite-lived intangible assets, fair value of assets acquired and liabilities assumed in acquisitions, legal contingencies, stock-based compensation, determination of the fair value of warrants to purchase the Company’s common stock, and realization of tax assets and estimates of tax liabilities. Management evaluates its assumptions and estimates on an ongoing basis and may engage outside subject matter experts to assist in the development of estimates. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgments in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions, financial inputs, or circumstances.

Concentration of Risk

The financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. All of the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality. The Company’s cash deposit accounts may exceed federally insured limits at times. The Company has not experienced any losses on cash deposits to date. As of December 31, 2022 and December 31, 2021, approximately 75% and 70%, respectively, of the Company’s accounts receivable balance is due from the U.S. DOT, in relation to certain air routes served by the Company under the U.S. DOT’s EAS program.

Impact of COVID-19

COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, resulted in changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities, which created significant volatility in the economy and led to reduced economic activity particularly in the air travel industry. To prevent or reduce the spread of COVID-19, there has been implementation and continuation of significant government-imposed measures including travel restrictions, closing of the U.S. border, “shelter in place” orders and business closures. Consequently, the Company experienced an unprecedented decline in the demand for air travel during 2020, which materially and adversely affected the Company’s revenues. While the length and severity of the reduction in demand due to COVID-19 are uncertain due in part to the emergence of new COVID variants, which continue to impact flight demand from consumers, the Company implemented a number of measures to focus on the personal safety of its passengers and employees. Additionally, the Company continues to focus on reducing expenses and managing its liquidity and will continue to modify its cost management structure and capacity as the timing of demand recovery continues to evolve.

The Company could experience continued fluctuations in demand, increased operating costs, delayed purchases of aircraft, disruptions to other elements of Company’s supply chain, and the implementation or reinstatement of government restrictions, among other negative effects. As such, the extent to which global events and market impacts will affect our financial condition, liquidity, and future results of operations is uncertain. The Company has seen partial recovery in demand during 2021 and impact in 2022 was minimal.

Cash

Cash consists of cash on deposit with financial institutions. There were no cash equivalents as of December 31, 2022 or 2021.

Accounts Receivable, net

Accounts and other receivable are carried at cost. The accounts receivable balance at December 31, 2022 and 2021 primarily consist of amounts due from the U.S. DOT, in relation to certain air routes served by the Company under the EAS program. The Company evaluates its receivables periodically for collectability on an individual customer level and establishes an allowance for doubtful accounts based on the expected uncollectible receivables. In determining the allowance for doubtful accounts, the Company analyzes the aging of accounts receivable, historical bad debts, customer credit worthiness, current economic trends, and any specific customer collection issues identified. Additions to the allowance are charged to other operating expenses. Accounts receivables are written off against the allowance when an account balance is deemed uncollectible. At December 31, 2022 and 2021 the allowance for doubtful accounts was not material.

The Company has a revolving accounts receivable financing arrangement that allows the Company to borrow up to 90% of eligible accounts receivable, as defined, up to a maximum unsettled amount of $2 million. The financing arrangement is uncommitted, and upon funding does not qualify for sale accounting as the Company does not relinquish control of the receivables based on, among other things the nature and extent of the Company’s continuing involvement.

Accordingly, the accounts receivable remain on the Company’s balance sheet until paid by the customer and cash proceeds from the financing arrangement are recorded as collateralized borrowing in other current liabilities on the Consolidated Balance Sheets, with attributable interest expense recognized over the life of the related transactions. Interest expense and contractual fees associated with the collateralized borrowings are included in interest expense and other income, net, respectively, in the accompanying Consolidated Statements of Operations.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Expenditures for major additions, renewals, and modifications are capitalized, while minor replacements, maintenance, and repairs, which do not extend the asset’s life, are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, or in the case of leasehold improvements, over the term of the lease or economic life, whichever is shorter as follows:

Assets	Depreciable Life
Aircraft	up to 20 years
Rotable spares	7 years
Aircraft engines	3 to 8 years
Office equipment, vehicles, and other	5 years
Ground equipment	7 years
Furniture and fixtures	7 years
Leasehold improvements	shorter of estimated lease term or 7 years

Depreciation of property and equipment is included within depreciation and amortization on the Consolidated Statements of Operations. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Operations.

Intangible Assets, net

The Company’s intangible assets consist of a trade name resulting from an acquisition in 2019, and a noncompete agreement executed as part of the Makani Kai transaction in 2020. The Company amortizes its trade name and noncompete intangible assets on a straight-line basis over their estimated useful lives of four years and one year, respectively. The straight-line recognition method approximates the manner in which the expected benefits will be derived.

Goodwill

The Company’s goodwill results from the business combination with Multi-Aero, Inc. dba Air Choice One (“MUA” or “Air Choice One”) and represents the difference between the purchase price and the fair value of net assets acquired. Goodwill may be adjusted within one year from the acquisition date in the event new information is obtained which, if known at the date of the acquisition would have impacted the fair value of the acquired assets and liabilities. Goodwill is considered to have an indefinite useful life and is not amortized, but rather tested for impairment annually in the fourth quarter, or more often if circumstances arise that may indicate risk of impairment. If impaired, goodwill is written down with a corresponding impact to other expense.

Acquisitions

The Company applies a screen test to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction should be accounted for as an asset acquisition or business combination. If the gross assets are not concentrated in a single asset or group of similar assets, then the Company determines if the set of assets acquired represents a business. A business is an integrated set of activities and assets capable of being conducted and managed for the purpose of providing a return. Depending on the nature of the acquisition, judgment may be required to determine if the set of assets acquired is a business combination or not.

The Company accounts for business combinations under the acquisition method of accounting, which requires that the assets acquired, and the liabilities assumed be recorded at the date of acquisition at their respective fair value and that costs of acquisitions be expensed as they are incurred. The excess purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

In an asset acquisition, goodwill is not recognized, but rather, any excess purchase consideration over the fair value of the net assets acquired is allocated on a relative fair value basis to the identifiable net assets as of the acquisition date. Any acquisition costs are capitalized as part of the purchase consideration.

Variable Interest Entities

Authoritative guidance regarding consolidation of variable interest entities (“VIE”) defines a VIE as a legal entity whose equity owners do not have sufficient equity at risk, or as a group, the holders of the equity investment at risk lack any of the following three characteristics: decision-making rights, the obligation to absorb losses, or the right to receive the expected residual returns of the entity. Under the variable interest model, the primary beneficiary is identified as the variable interest holder that has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE unless specific exceptions or exclusions are met. Commercial and operating activities are generally the factors that most significantly impact the economic performance of the VIE. Such activities include flight operations, aircraft storage and maintenance, fuel procurement, dispatch and compliance with regulatory and contractual requirements.

Impairment of Long-lived Assets

Long-lived assets such as property and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is utilized, significant decline in the estimated fair value of the overall Company for a sustained period, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces.

The carrying amount of a long-lived asset may not be recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as appropriate. For the years ended December 31, 2022 and 2021, no impairment charge has been recorded.

Deferred Revenue

The Company records deferred revenue (contract liabilities) when it receives customer payments from passengers in advance of the performance obligations being satisfied on the Company’s contracts. The Company generally collects cash from customers in advance of services being provided. The Company recognizes the deferred revenue as revenue when it meets the applicable recognition criteria, which is usually at the point in time when a flight is completed or the required services have been provided. The Company generally meets performance obligations associated with all revenues deferred during the succeeding 12-month period. Accordingly, deferred revenue is classified as a current liability in the accompanying Consolidated Balance Sheets. As of December 31, 2022 and 2021, the deferred revenue balances on the Consolidated Balance Sheet are customer cash receipts related to passenger tickets sold for future flights.

Deferred Incentive Income

Marianas provides inter-island scheduled and chartered air and cargo passenger service between the CNMI of Saipan, Tinian, Rota and Guam, under an incentive framework agreement with the CNMI government. This agreement includes $1.5 million in American Rescue Plan Act (ARPA)-sourced funding to cover the acquisition or mobilization of aircraft, fuel, and equipment; staffing; flight crews; training; travel costs; consultants; real estate and other costs. When this funding was received, it was recorded as deferred income liability and is subsequently recognized as income ratably over the life of the agreement. The incentive income is included in Other Income, net in the Consolidated Statement of Operations.

Leases

The Company leases aircraft, airport passenger terminal space, portions of and full aircraft hangars and other airport facilities, other commercial real estate and office space. The Company accounted for its leases under Accounting Standards Codification (“ASC”) Topic 840 prior to its adoption of ASC Topic 842 effective January 1, 2022.

Operating Leases Under ASC 840

The Company performs an assessment on all leases at inception to determine the proper classification in accordance with ASC 840 Lease expense is recognized on a straight-line basis as rent expense in the accompanying Consolidated Statement of Operations. Leases containing tenant improvement allowances, rent holidays, and/or rent escalation clauses are recognized as deferred rent, which is the difference between the amount charged to rent expense and the rent paid. Deferred rent is amortized over the non-cancellable lease term. Additionally, inducements received from lessors are treated as a reduction of costs over the term of the agreement. The Company accounts for lease modifications on the straight-line expense method as of the effective date of the lease modification and through the end of the amended lease term. Lease payments made above the straight-line rent expense amount are applied against the deferred rent liability.

Capital Leases Under ASC 840

The Company measures a capital lease asset and capital lease obligation initially at an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term, excluding that portion of the payments representing executory costs (such as insurance, maintenance, and taxes to be paid by the lessor) including any profit thereon, with the corresponding obligation recorded within the liabilities section of the balance sheet. During the lease term, each minimum lease payment is allocated by the lessee between a reduction of the obligation and interest expense to produce a constant periodic rate of interest on the remaining balance of the obligation (the interest method). Capital lease assets are depreciated in accordance with the Company’s property and equipment policy and the corresponding lease obligations are reduced as lease payments are made.

Operating Leases Under ASC 842

Operating lease right-of-use assets and liabilities are recognized at the lease commencement date, which is the date the Company takes possession of the aircraft, equipment or real estate. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease right-of-use assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, the Company estimates incremental borrowing rates based on the appropriate term and information available at lease commencement in determining the present value of lease payments including reasonably certain renewal periods. The Company recognizes the lease cost for these leases on a straight-line basis over the lease term. Aggregate lease cost is recorded in Aircraft rent, Airport-related expenses, and Other Operating Expenses on the Consolidated Statements of Operations. Additionally, tenant incentives used to fund leasehold improvements or any rent abatements are recognized when earned and reduce the operating right-of-use asset related to the lease.

Finance Leases Under ASC 842

The Company measures finance lease right-of-use assets and finance lease liabilities initially at an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term, excluding that portion of the payments representing executory costs (such as insurance, maintenance, and taxes to be paid by the lessor) including any profit thereon, with the corresponding liability recorded within the liabilities section of the balance sheet. During the lease term, each minimum lease payment is allocated by the lessee between a reduction of the liability and interest expense to produce a constant periodic rate of interest on the remaining balance of the liability (the interest method). Finance lease right-of-use assets are depreciated in accordance with the Company’s property and equipment policy and the corresponding lease liabilities are reduced as lease payments are made.

Share-Based Compensation

The Company’s share-based compensation arrangements consist of common stock granted in exchange for goods or services. The issuance of its common stock for such compensatory arrangements is accounted for in the consolidated financial statements based on the grant date fair value of the common stock. The grant-date fair value of share-based awards is recognized as expense in the Consolidated Statement of Operations over the requisite service period, if any. Historically, the Company has granted share-based awards with no vesting conditions. Additionally, awards granted to nonemployees are accounted for using their grant date fair value and are accounted for in the same manner as awards granted to employees.

Because there is no public market for the Company’s common stock, the Board of Directors determines the fair value of the common stock by considering a number of objective and subjective factors including the results of third-party valuations, the Company’s actual operating and financial performance, market conditions, and developments and milestones in the Company, among other factors.

Warrants

The Company accounts for warrants issued to purchase its common stock at the fair value of the awards upon issuance using option pricing models. Warrants are principally issued to certain non-employees in conjunction with various consulting services. The Company also assesses whether the warrants are liability- or equity-classified based on the terms of the warrants. If the warrants are determined to be liability-classified, then the warrants are remeasured to fair value each period with changes in fair value recorded on the Consolidated Statement of Operations. If the warrants are determined to be equity-classified, then the initial fair value is recorded in additional paid-in capital and the warrants are not remeasured thereafter.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with U.S. GAAP. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The likelihood of realizing the tax benefits related to a potential deferred tax asset is evaluated, and a valuation allowance is recognized to reduce that deferred tax asset if it is more likely than not that all or some portion of the deferred tax asset will not be realized.

Deferred tax assets and liabilities are calculated at the beginning and end of the period. The change in the sum of the deferred tax asset, valuation allowance and deferred tax liability during the period generally is recognized as a deferred tax expense or benefit. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The Company determines whether a tax position taken or expected to be taken in a tax return is to be recognized in the consolidated financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The amount recognized is subject to estimation and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. For tax positions meeting the more likely than not threshold, the tax amount recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties accrued related to unrecognized tax benefits, if any, in its income tax expense in the accompanying Consolidated Statement of Operations. Management does not believe it is reasonably possible that the Company’s unrecognized tax benefits will significantly change within the next twelve months.

Revenue Recognition

Essential Air Services and Per-Flight Subsidy Revenue from CNMI

The Company provides scheduled passenger flight service on certain routes which is subsidized by the U.S. DOT under the EAS program. The EAS program is enacted to guarantee that small communities in the U.S. have the ability to maintain a minimum level of scheduled air services. These contracts are typically in duration of 2-4 years and include certain commitments for the Company to fly a specific number of times annually to each location. The Company generally bills the U.S. DOT on the first of the month following the prior month’s completed flights, and typically collects from the U.S. DOT within 12 to 14 days after billing. Revenue is recognized when the flights are completed.

Marianas provides inter-island scheduled and chartered air and cargo passenger service between the CNMI of Saipan, Tinian, Rota and Guam, under the Incentive Agreement. This agreement was entered into in March 2022 and has an initial term of 18-months and provides per-flight subsidies, consisting of payments of up to a total of $6.5 million by CNMI to Marianas based on various flight/departure target volumes. Revenue is recognized when the flights are completed.

Direct Passenger and Charter Revenue

The Company earns revenue from the passenger for scheduled passenger flight service, as well as charter flights. These sales are generally paid for by credit card. The Company also earns revenue generated by third-party travel booking sites or travel agencies. Tickets are refundable within 24 hours of purchase for flights scheduled to take place more than one week out, or when flights or services are changed, interrupted, or otherwise canceled by the Company. The Company generally does not offer refunds after 24 hours of purchase. The Company recognizes revenue when it meets the applicable recognition criteria, which is at the point in time when a flight is completed or when tickets expire (generally within one year from the date of purchase).

Other Revenue

The Company also earns revenue from various ancillary services such as those relating to baggage fees, reservation change fees, lounge fees, and pet-travel (carry-on) fees. These types of fees are all standard within the aviation industry. These fees are earned when the services are performed at the time of travel.

Principal vs Agent

The Company evaluates whether it is a principal or an agent for all services performed by assessing whether it controls the specified services before they are transferred to its customers. In transactions where the Company directs third-party air carriers to provide flights service to its customers, the Company determined it acts as the principal as it controls the services provided to the customers. In these instances, the Company is primarily responsible for fulfillment of the obligation in the contract, has the authority to direct the key components of the service on behalf of the member or customer regardless of which third-party is used. Therefore, the Company reports revenue and the associated costs on a gross basis in the Consolidated Statements of Operations.

In transactions where the Company operates aircraft on behalf of a third party, the Company determined it acts as the agent as it solely carries out the services based on the direction of the third party in exchange for a fixed service fee as determined by the related services agreement. In these instances, the Company reports the service fee as fee revenue net of any operating costs incurred by the Company to perform these services.

Operating Expenses

Maintenance, Materials and Repairs

Maintenance, materials, and repairs expense consists primarily of engine overhauls, mandatory periodic inspections, routine and non-routine repair and general maintenance monitoring expense.

The Company uses the direct expense method of accounting for its aircraft engine overhauls, wherein the associated expense is recorded when the overhaul event occurs. Under the direct expense method, all maintenance costs are expensed in the period incurred. As maintenance activities do not represent separately identifiable assets, property units, or enhancements, rather the maintenance activities performed only restore assets to their original operating condition. The Company capitalizes the cost of aircraft engine rebuilds and depreciates them over their useful lives.

The costs of maintenance for airframe and avionics components, landing gear and other recurring maintenance are expensed as incurred.

Aircraft Fuel

Aircraft fuel expense consists of aircraft jet fuel usage expense, along with certain “into-plane” service expenses, which are costs related to loading the fuel into the planes.

Airport-related Expenses

Airport-related expenses consist of aircraft landing fees, hangar rental expense, aircraft parking fees, terminal rent expense, as well as other airport-related charges.

Aircraft Rent

The Company accounts for certain of its aircraft leases as operating leases, which results in the recording of the associated lease payments as operating expenses over the term of the related leases on a straight-line basis.

Aircraft rent also includes engine reserves paid to lessors in advance of the performance of major maintenance activities, which are recorded as additional rent expense or engine utilization fees. Maintenance costs under these contracts are recognized when the engine hours are flown pursuant to the negotiated terms of each contract. These costs are recorded as part of aircraft rent on the Consolidated Statement of Operations.

Salaries, Wages, and Benefits

Salaries, wages, and benefits consist of all payroll-related costs relating to the Company’s employees.

CARES Act

The “CARES Act” represents the reduction of qualified payroll and benefit expenses from proceeds received by the Company from Payroll Support Program (“PSP”) grants and Paycheck Protection Plan (“PPP”) loans under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

During 2021, the Company entered into agreements with the U.S. DOT to receive emergency support via monetary grants through the PSP as well as borrowed monies under the government assisted PPP. The Company used proceeds from both the PSP and PPP to make payroll and payroll-related payments to retain employees at the Company during the qualifying period. When received, the proceeds under both the PSP and PPP were recorded as a deferred liability and was subsequently derecognized on a systematic basis over the periods in which the Company paid the qualifying salaries, wages and benefits the PSP grant and PPP loan were intended to offset. The amount of the PPP loan proceeds recorded in the Consolidated Statement of Operations was based on the amount of the PPP loan that was expected to be forgiven. (See Note 11, The CARES Act).

Other Operating Expenses

Other operating expenses consist primarily of charges relating to the operation of the Company’s non-wage related customer service center costs, passenger ticket reservation system, insurance expenses, utilities expense, non-aircraft rent expense, legal and other professional fees, and marketing expense inclusive of advertising costs of $582 thousand and $714 thousand for the years ended December 31, 2022 and 2021, respectively.

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Inputs used to measure fair value are classified in the following hierarchy:

Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2

Inputs other than quoted prices included in Level I, that are observable for the asset or liability, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3	Inputs are unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Assets and liabilities are classified in the hierarchy based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The Company measures the fair value of certain long-lived assets including finite-lived intangible assets on a nonrecurring basis, when such assets are required to be written down to fair value if impaired. Such fair values are classified within Level 3 of the fair value hierarchy, as the valuations contain significant unobservable inputs, including assumptions of the present value of future cash flows, the use of these assets, as well as estimated disposition value.

There were no assets measured at fair value on a recurring basis as of December 31, 2022 and 2021.

The carrying amounts of certain financial assets and liabilities, including cash, accounts receivable, other current assets, accounts payable, and accrued expenses approximate fair value because of the short maturity and liquidity of those instruments.

The Company’s long-term debt represents term debt. The carrying value of the Company’s long-term debt approximates fair value, which is estimated based on borrowing rates currently available to the Company for financing with similar terms and were determined to be Level 2 fair value measurements.

Recent Accounting Pronouncements

Adopted

In October 2021, the Financial Accounting Standards Board (“FASB”) issued ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The Company adopted the ASU as of January 1, 2022. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of income taxes and reducing the cost and complexity in accounting for income taxes. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company adopted this guidance as of January 1, 2021. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). ASU 2016-02 outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The Company adopted ASU 2016-02 and related amendments beginning January 1, 2022.

Related to the adoption of ASC 842, for existing leases and leases executed subsequent to the adoption of ASC 842 our policy elections are as follows:

Separation of lease and non-lease components: The Company elected this expedient to account for lease and non-lease components as a single component for our entire population of operating leases.

Short-term policy: The Company has elected the short-term lease recognition exemption for all applicable classes of underlying assets. Leases with an initial term of 12 months or less, that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise, are not recorded on the Consolidated Balance Sheets. Lease costs associated with short-term leases are recognized on a straight-line basis.

Our practical expedients utilized as part of the adoption of ASC 842 were as follows:

Practical expedient package	a) The Company has not reassessed whether any expired or existing contracts are, or contain, leases.
b) The Company has not reassessed the lease classification for any expired or existing leases.
c) The Company has not reassessed initial direct costs for any expired or existing leases.
Hindsight practical expedient	The Company has not elected the hindsight practical expedient, which permits the use of hindsight when determining lease term and impairment of operating lease assets.

The impact of the adoption of ASC 842 on the consolidated balance sheet as of January 1, 2022 is as follows:

	December 31, 2021	Adjustments Due to the Adoption of ASC 842	January 1, 2022
ASSETS
Cash	$5,710	$—	$5,710
Accounts receivable, net	3,174	—	3,174
Prepaid expenses and other current assets	2,509	—	2,509
Total current assets	11,393	—	11,393
Property and equipment, net	14,295	(2,054)	12,241
Operating right-of-use assets	—	11,174	11,174
Finance right-of-use assets	—	2,054	2,054
Other assets	3,091	—	3,091
Total assets	$28,779	$11,174	$39,953

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,754	$—	$1,754
Accrued salaries, wages and benefits	1,936	—	1,936
Deferred revenue	4,513	—	4,513
Current maturities of long-term debt	497	—	497
Current maturities of capital lease liabilities	129	(129)	—
Operating lease liabilities	—	1,635	1,635
Finance lease liabilities	—	129	129
Current portion due to related parties	1,016	1,819	2,835
Other current liabilities	2,072	(9)	2,063
Total current liabilities	11,917	3,445	15,362
Noncurrent liabilities
Long-term debt, net of current maturities	3,468	—	3,468
Long-term capital lease obligations, net of current maturities	1,974	(1,974)	—
Long-term operating lease liabilities	—	3,086	3,086
Long-term finance lease liabilities	—	1,974	1,974
Due to related parties, net of current portion	4,689	4,657	9,346
Other liabilities	747	(14)	733
Total noncurrent liabilities	10,878	7,729	18,607
Total liabilities	$22,795	$11,174	$33,969
Commitments and contingencies (Note 19)
Redeemable convertible preferred shares
Redeemable convertible preferred shares	$3,624	$—	$3,624
Stockholders’ equity
Common stock	$—	$—	$—
Additional paid-in capital	8,468	—	8,468
Accumulated deficit	(6,108)	—	(6,108)
Total stockholders’ equity	2,360	—	2,360
Total liabilities, redeemable convertible preferred shares and stockholders’ equity	$28,779	$11,174	$39,953

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): This ASU requires business entities to disclose information about government assistance they receive if the transactions were accounted for by analogy to either a grant or a contribution accounting model. The disclosure requirements include the nature of the transaction and the related accounting policy used, the line items on the balance sheets and statements of operations that are affected and the amounts applicable to each financial statement line item and the significant terms and conditions of the transactions. The ASU is effective for annual periods beginning after December 15, 2021. The disclosure requirements can be applied either retrospectively or prospectively to all transactions in the scope of the amendments that are reflected in the financial statements at the date of initial application and new transactions that are entered into after the date of initial application. The Company adopted the ASU prospectively on January 1, 2022. Adoption of this ASU did not have a material impact on the consolidated financial statements.

Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This new credit losses standard changes the accounting for credit losses for certain instruments. The new measurement approach is based on expected losses, commonly referred to as the current expected credit loss (“CECL”) model, which is utilized to estimate lifetime “expected credit losses” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses and applies to financial assets including loans, held-to-maturity debt securities, net investment in leases, and reinsurance and trade receivables, as well as certain off-balance sheet credit exposures, such as loan commitments. The standard also changes the impairment model for available-for-sale debt securities. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to ASC 326, Financial Instruments—Credit Losses (“ASC 326”), which updated the effective date of this credit loss standard to fiscal years beginning after December 15, 2022 for non-public entities, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently assessing the impact of adopting the ASC 326 guidance on the Company’s consolidated financial statements and disclosures.

In September 2022, the FASB issued ASU 2022-04, Liabilities – Disclosure of Supplier Finance Program Obligations (Topic 425). This ASU creates a disclosure framework by which buyers in a supplier finance program will disclose significant qualitative and quantitative information to allow a user of financial statements to understand the program’s nature and potential magnitude. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is currently assessing the impact of adopting the ASU 2022-04 guidance on its consolidated financial statements and disclosures.

Note 3. Revenue-related Information

The Company generates revenue from the following principal sources:

	Year Ended December 31,
	2022	2021
Passenger revenue	$38,959	$25,738
EAS and other subsidy revenue	32,525	25,597
Charter revenue	5,043	3,101
Other revenue	4,189	3,243
Total revenue	$80,716	$57,679

Approximately $31.9 million and $25.6 million of the Company’s revenues during the year ended December 31, 2022 and 2021, respectively, were attributable to this EAS program. Approximately $582 thousand revenue was attributable to the per-flight subsidies under the Incentive Agreement during the year ended December 31, 2022 and no such revenue was recognized during the year ended December 31, 2021.

The changes in deferred revenue were as follows (in thousands):

	December 31,
	2022	2021
Deferred revenue, beginning of year	$4,513	$2,621
Revenue deferred	45,983	30,912
Revenue recognized	(44,236)	(29,020)
Deferred revenue, end of year	$6,260	$4,513

During the years ended December 31, 2022 and 2021, the Company recognized revenue for all of the beginning balances of the deferred revenue.

During the year ended December 31, 2022, the Company began providing certain services to Surf Air Inc. (“Surf Air”) for its fleet of four aircraft under an operating agreement. Per the agreement, the Company will provide aircraft management and flight operations services, including crew staffing and scheduling, managing all scheduled and charter flights, and maintenance of all Surf Air aircraft subject to the agreement. Included in charter revenue for the year ended December 31, 2022 is $375 thousand in management fees related to those services, which the Company recognized on a monthly basis when earned. When performing services subject to the agreement, the Company incurs certain costs on behalf of Surf Air, which Surf Air reimburses the Company for as they are incurred. The Company recognizes the reimbursement of costs as a reduction of expenses on the Consolidated Statement of Operations.

As of December 31, 2022, the Company had total receivables from Surf Air in the amount of $650 thousand, of which $230 thousand related to management fees are included in Accounts Receivable and the remainder related to reimbursement of cost is included in prepaid expenses and other current assets.

Note 4. Business Combination

Multi-Aero, Inc. Acquisition

On April 1, 2022, the Company acquired 100% of the issued and outstanding capital stock of St. Louis-based air carrier Multi-Aero, Inc. dba Air Choice One (“MUA” or “Air Choice One”) for total cash purchase consideration of $4.1 million that was funded at close by the Clarus Tranche 1 Note (See Note 12 - Long-Term Debt, Net). The primary reason for the acquisition was to expand capacity to serve additional EAS routes and purchase of aircraft. The net assets acquired primarily include three aircraft ($3.1 million), a spare aircraft engine ($0.2 million), spare parts inventory ($0.5 million), and liabilities ($0.5 million). The Company recognized $0.8 million of goodwill as part of this transaction relating to expected synergies of combined operations and the assumption of the deferred tax liability. At the close of acquisition, Air Choice One was serving a total of three destinations in the United States: Arkansas, Missouri, and Tennessee. The Company accounted for the acquisition as a business combination.

There were no adjustments to the allocation of the purchase price during the measurement adjustment period.

Note 5. Joint Venture

During the second quarter of 2022, the Company acquired a 50% membership interest in Mariana Southern Airways LLC (“Marianas”) for the purposes of providing inter-island air flight services for the transportation of passengers and good throughout the Mariana Islands. On July 1, 2022 the Company executed an airline services agreement with Marianas to provide regular scheduled air transportation service. Based on the substantial services that the Company provides, as well as the power to direct operations, per the airline services agreement, the Company has determined it is the primary beneficiary of Marianas. The Company has the power to direct the commercial and operating activities of Marianas and has the obligation to absorb losses and right to receive substantially all of the benefits from Marianas as of the agreement execution date of July 1, 2022. As the primary beneficiary, the Company consolidates the assets and liabilities of Marianas in its Consolidated Balance Sheet as of December 31, 2022, records the operational results of Marianas in the Consolidated Statement of Operations since the inception date through December 31, 2022, and records noncontrolling interest for the 50% interest attributable to MP Enterprises, LLC (the “JV partner”). Intercompany transactions between the Company and Marianas have been eliminated upon consolidation.

Asset and liabilities related to Marianas are presented below:

December 31,
2022
ASSETS
Cash	$8
Prepaid expenses and other current assets	380
Total current assets	388
Property and equipment, net	337
Other assets	6
Total assets	$731
LIABILITIES
Current liabilities
Accounts payable	$24
Due to MP Enterprises, LLC	984
Accrued salaries wages and benefits	42
Current deferred incentive income	678
Total current liabilities	1,728
Noncurrent liabilities
Noncurrent deferred incentive income	357
Total noncurrent liabilities	357
Total liabilities	$2,085

The government of the CNMI provided incentives to Marianas, pursuant to the Incentive Agreement in order to help mitigate the associated start-up costs, including $1.5 million in American Rescue Plan Act (ARPA)-sourced funding to cover the acquisition or mobilization of aircraft, fuel, and equipment; staffing; flight crews; training; travel costs; consultants; real estate and other costs; an 18-month per-flight subsidy consisting of payments up to a total of $6.5 million by CNMI to Marianas based on various flight/departure target volumes; and a Corporate Discount Program for official CNMI government travel.

In the first quarter of 2022, Marianas received $1.5 million pursuant to the Incentive Agreement for reimbursement of qualified start-up costs, including the costs to purchase aircraft and other capital assets. All costs incurred and recorded by Marianas before the Company’s involvement are qualified for reimbursement from CNMI (“Qualified start-up costs”). Qualified start-up costs incurred from the inception of Marianas to the execution of the airline services agreement on July 1, 2022 of $483 thousand was recognized as other income prior to the Company becoming the primary beneficiary of the Joint Venture with Marianas. The remaining $1.0 million was used to cover a portion of the purchase price of an aircraft.

The Company has purchased three aircraft for use in Marianas operations for which it has sole title (See Note 7, Property and Equipment, Net). The first aircraft was purchased for $2.8 million, paid with the above mentioned $1.0 million incentive and $1.8 million was financed with a ten-year promissory note with the aircraft manufacturer, Tecnam. The second aircraft was purchased for $2.8 million, paid by $800 thousand in cash ($250 thousand from the Company, $200 thousand from Marianas, and $350 thousand from the JV partner) and financed by a $2.0 million ten-year promissory note with Tecnam. The third aircraft was purchased for $2.9 million financed by a $2.9 million five-year promissory note with Clarus Capital (See Note 12, Long-Term Debt, Net).

The Company classified the above mentioned $1.0 million incentive as deferred incentive income, which is included in the other current liabilities and other noncurrent liabilities on the Consolidated Balance Sheets. The Company recognizes the deferred incentive income ratably throughout the Incentive Agreement period. For the year ended December 31, 2022, the Company has recognized approximately $282 thousand of incentive income that is included in Other Income, net in the accompanying Consolidated Statements of Operations. As of December 31, 2022, the Company recorded the remaining $735 thousand as deferred incentive income, of which $678 thousand is included in other current liabilities and $57 thousand is included in other noncurrent liabilities in the accompanying Consolidated Balance Sheets.

As of December 31, 2022, Marianas also received an additional advance to be applied against future per-flight subsidies of $750 thousand. Due to the early termination of the Incentive Agreement on February 21, 2023, the Company presents the additional advance net of accounts receivable as other noncurrent liabilities of $300 thousand on the Consolidated Balance Sheets (See Note 21, Subsequent Events). Marianas expects to recognize the $300 thousand in revenue during 2023.

Note 6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following: (in thousands):

	December 31,
	2022	2021
Vendor prepayments	$106	$—
Progress payments for software development	164	—
Expendable spare parts	171	157
Credit card receivables	198	150
Prepaid fuel	294	96
Federal excise taxes receivables	320	131
Surf Air cost reimbursements	420	—
Engine reserves(1)	1,477	508
Prepaid insurance	1,849	1,043
Other	546	424
Total prepaid expenses and other current assets	$5,545	$2,509

(1)
Includes $0.9 million related to SkyWest, which is a related party

Note 7. Property and Equipment, net

Property and equipment, net, consists of the following (in thousands):

	December 31,
	2022	2021
Aircraft, equipment, and rotable spares	$37,566	$14,622
Office, vehicles and ground equipment	2,439	1,651
Leasehold improvements	2,309	1,658
Property and equipment, gross	42,314	17,931
Accumulated depreciation	(5,760)	(3,636)
Property and equipment, net	$36,554	$14,295

During the year ended December 31, 2022, the Company purchased a total of fourteen aircraft in several transactions described as follows:

•
In April 2022, the Company purchased a total of three previously leased aircraft from a lessor for $1.6 million per aircraft. The Company financed one of the aircraft purchases with the Clarus Tranche 2 Note and the other two aircraft purchases with the Clarus Tranche 3 Note.
•
In April 2022, the Company purchased a total of three aircraft and a spare aircraft engine as part of the Air Choice One Acquisition, for a total purchase consideration of $4.2 million. The transaction was financed by the Clarus Tranche 1 Note.
•
In May 2022, the Company purchased one aircraft for approximately $2.8 million from Tecnam S.p.A (“Tecnam”) to carry out the inter-island scheduled and chartered air service between Guam and CNMI in relation to Marianas. Marianas paid $1.0 million in cash. The Company financed the remaining with a $1.8 million Promissory Note issued to Tecnam.
•
In June 2022, the Company purchased one aircraft for approximately $1.8 million, for which the Company paid $0.1 million in cash and financed the remainder through the Clarus Tranche 3 Note.
•
In June 2022, the Company purchased a total of four aircraft for a total consideration of $4.5 million. The Company financed the purchase of all four aircraft with the Clarus Tranche 3 Note.
•
In July 2022, the Company purchased one aircraft for approximately $2.8 million, where the Company paid $250 thousand in cash. Marianas, the Company’s joint venture paid $200 thousand in cash. MP Enterprises, LLC, the joint venture’s partner in Marianas paid $350 thousand in cash. The Company financed the remainder with Tecnam, the seller of the aircraft.
•
In August 2022, the Company purchased one aircraft for approximately $2.9 million. The Company financed the purchase with the Clarus Tranche 4 Note.

The Company recorded depreciation expense of $2.4 million and $1.3 million for the year ended December 31, 2022 and 2021, respectively, which was recognized as a component of Depreciation and Amortization expense in the accompanying Consolidated Statement of Operations. For the years ended December 31, 2022 and 2021, the gain or loss on disposal of property and equipment was not material.

Note 8. Intangible Assets, net

Below is a summary of intangible assets, net, as of December 31, 2022 and 2021: (in thousands)

	December 31,
	2022	2021
Tradename	$270	$270
Noncompete agreement	500	500
Intangible assets, gross	770	770
Accumulated amortization	(770)	(701)
Intangible assets, net	$—	$69

For years ended December 31, 2022 and 2021 amortization expense was $69 thousand and $319 thousand, respectively. The intangible assets held at December 31, 2022 were fully amortized as of December 31, 2022. Intangible assets, net is included in Other assets on the Consolidated Balance Sheet.

Note 9. Goodwill

The change in Goodwill is presented in the following table (in thousands):

	December 31,
	2022	2021
Beginning of period	$—	$—
Addition from acquisition	805	—
Impairment	—	—
End of period	$805	$—

The Company recognized $0.8 million of goodwill as part of the Multi-Aero, Inc. Acquisition during the year ended December 31, 2022. The Company performs an analysis for goodwill impairment on an annual basis in the fourth quarter. Based on the analysis performed, the Company has concluded goodwill was not impaired.

Note 10. Other Current Liabilities

At December 31, 2022 and 2021, other current liabilities consisted of the following: (in thousands):

	December 31,
	2022	2021
Accrued rent	$—	$554
Accrued interest	87	5
Accrued vendor payables	686	512
Due to MP Enterprises, LLC	984	—
Deferred incentive income	678	—
Collateralized borrowings	1,316	—
Insurance premium liability	1,395	794
Other	370	207
Total other current liabilities	$5,516	$2,072

Collateralized Borrowings

The Company has a revolving accounts receivable financing arrangement that allows the Company to borrow up to 90% of eligible accounts receivable, as defined, up to a maximum unsettled amount of $2 million. The agreement is secured by a first security interest in all of SAE’s assets and automatically renews annually. The related interest rate is the prime rate plus 1% per annum. Additionally, the Company pays certain ancillary fees associated with each borrowing that vary depending on the borrowed amount and duration, which is no more than 45 days.

During 2022, the Company borrowed a total of $3.0 million under this financing facility, of which $1.7 million was settled through the transfer of pledged receivables. Interest expense and fees incurred on these borrowings during the year amounted to $32 thousand and are included in interest expense in the accompanying Consolidated Statements of Operations.

As of December 31, 2022 the outstanding amount due under this facility amounted to $1.3 million. There were no outstanding amounts due under this facility as of December 31, 2021. In 2022 and 2021, the Company was in compliance with all covenants.

Note 11. The CARES Act

Under the CARES Act, assistance was made available to the aviation industry in the form of a government assisted PPP Loan and PSP.

Paycheck Protection Program Loan

On April 17, 2020, the Company borrowed $4.3 million under the PPP Loan, which was in the form of a Promissory Note dated April 7, 2020 and due on April 7, 2022. The PPP Loan bore interest at a rate of 0.98% per annum, payable monthly commencing on November 7, 2020. The PPP Loan could be prepaid by the Company at any time prior to maturity with no prepayment penalties. Per the provisions of the PPP Loan agreement, proceeds from the PPP Loan could only be used to cover certain qualifying expenses, such as payroll costs, costs used to continue group health care benefits, and other eligible expenses such as mortgage payments, rent, utilities, and interest on other debt obligations. The Company used the aggregate amount of the PPP Loan to cover qualifying expenses during 2020. In July 2020, the Company requested full forgiveness of the fully drawn loan amount of $4.3 million and was provided forgiveness for the full outstanding balance in October 2021.

The Company recognized the $4.3 million borrowed under the PPP Loan as a deferred liability within CARES Act liability on the Consolidated Balance Sheet. The deferred liability was derecognized on a systematic basis over the periods in which the Company paid the qualifying salaries, wages, and benefits the PPP Loan intended to offset. The offset is presented as CARES Act within Operating Expenses on the Consolidated Statement of Operations. Furthermore, the PPP Loan proceeds are classified within the operating activities section of the Consolidated Statement of Cash Flows, since those proceeds relate to operating costs (payroll and payroll related benefits).

Payroll Support Program

On June 19, 2020, the Company entered into the PSP with the U.S. Department of Treasury, and from June 22, 2020 through October 1, 2020, the Company received proceeds through a direct grant under the PSP totaling $8.4 million. The proceeds for the PSP grant could only be used exclusively for the continuation of payment of employee salaries, wages, and benefits, and were conditioned on the Company’s agreement to refrain from conducting involuntary employee layoffs or furloughs through September 2020. Other conditions include prohibitions on share repurchases and dividends through September 2021, and certain limitations on executive compensation until March 2022. The PSP grant proceeds do not have to be repaid as long as the Company complies with the criteria of the PSP.

In March 2021, the Company entered into a Payroll Support Program extension agreement (“PSP Extension”) with the U.S. Department of Treasury and received a grant totaling approximately $4.7 million. In addition, the Company entered into a Payroll Support Program Agreement in April 2021 (“PSP 3”) with the U.S. Department of Treasury and received a grant totaling approximately $4.9 million. Under the terms of the PSP Extension and PSP 3 agreements, these payments are intended to provide payroll support to passenger air carriers and certain contractors and must be used for the continuation of payment of employee salaries, wages, and benefits. At any time, any payroll support in excess of the amount the U.S. Department of Treasury determines the Company is authorized to receive or retain under the terms of these agreements, constitutes debt to the U.S. Government and must be repaid. During 2021, the Company used all proceeds received under these two agreements for the continued payment of employee salaries, wages, and benefits, and the Company recorded it as a reduction of 2021 expenses and recorded the proceeds systematically as the expenses were incurred, and the Company will not be required to repay the U.S. Department of Treasury. The CARES Act liability was zero as of December 31, 2021.

The Company recognized the PSP grant proceeds received as a deferred liability within CARES Act liability on the Consolidated Balance Sheet. The deferred liability was derecognized on a systematic basis over the periods in which the Company paid the qualifying salaries, wages, and benefits the PSP intended to offset. The offset is presented as CARES Act within Operating Expenses on the Consolidated Statement of Operations since the proceeds relate to operating costs (payroll and payroll related benefits).

Note 12. Long-Term Debt, Net

The Company’s total debt due to unrelated parties consist of the following (in thousands):

	December 31,
	2022	2021
Note payable to U.S. Government, interest rate of 6.5% plus LIBOR adjustment, due October 2025	$—	$1,839
Note payable to financial institution, fixed interest rate of 5.72%, due January 2025	874	1,058
Note payable to Textron, fixed interest rate of 7.60%, due November 2024	532	781
Note payable to bank, fixed interest rate of 4.65%, due November 2025	23	31
Note payable to a financing company, fixed interest rate of 5.49%, due December 2026	251	306
Notes payable to Clarus Capital, fixed interest rate ranging from 6.75% to 7.5% due April, June and September 2027	19,081	—
Note payable to Tecnam, fixed interest rate of 6.75%, due July and August 2032	3,684	—
Long-term debt, gross	24,445	4,015
Current maturities of long-term debt	(1,980)	(497)
Less: debt issuance costs	(1,190)	(50)
Long-term debt, net of current maturities	$21,275	$3,468

Total debt is recorded on the Consolidated Balance Sheet as follows (in thousands):

	December 31,
	2022	2021
Long-term debt, gross	$24,445	$4,015
Due to related party (See Note 18, Related Party Transactions)	4,239	4,938
Total debt, gross	$28,684	$8,953

Future maturities of total debt are as follows (in thousands):

Amount
2023	$2,973
2024	3,171
2025	3,308
2026	3,007
Thereafter	16,225
Total	$28,684

Clarus Capital

In the year ended December 31, 2022, the Company executed four separate promissory notes with Clarus Capital Funding I LLC (“Clarus”) in the amounts of $4.2 million (“Tranche 1 Note”), $3.42 million (“Tranche 2 Note”), $9.35 million (“Tranche 3 Note”) and $2.9 million (“Tranche 4 Note”).

Clarus Capital – Tranche 1 Note

On April 1, 2022, the Company executed a 5-year promissory note, the Tranche 1 Note, in the amount of $4.2 million with Clarus. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 6.75% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 1, 2022, through the maturity date of April 1, 2027. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.5 million is due. The note is collateralized by the combined value of a total of four specific aircraft and one aircraft engine.

Clarus Capital – Tranche 2 Note

On April 29, 2022, the Company executed a 5-year promissory note, the Tranche 2 Note, in the amount of $3.4 million with Clarus. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 6.75% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 29, 2022, through the maturity date of April 29, 2027. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.0 million is due. The note is collateralized by the combined value of a total of two specific aircraft.

Clarus Capital – Tranche 3 Note

On June 27, 2022, the Company executed a 5-year promissory note, the Tranche 3 Note in the amount of $9.4 million with Clarus. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 7.25% per annum. Principal and interest are payable as a fixed monthly amount commencing on July 27, 2022, and continuing through the maturity date of June 27, 2027. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $5.5 million is due. The note is collateralized by the combined value of a total of eight specific aircraft.

Clarus Capital – Tranche 4 Note

On August 5, 2022, the Company executed a 5-year promissory note, the Tranche 4 Note in the amount of $2.9 million with Clarus. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 7.50% per annum. Principal and interest are payable as a fixed monthly amount commencing on September 5, 2022, and continuing through the maturity date of August 5, 2027. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $1.7 million is due. The note is collateralized by the combined value of a total of two aircraft.

SkyWest Guarantee and Call Option

In 2022 in conjunction with the Air Choice One Acquisition and the financing of the purchase of eleven aircraft, SkyWest, Inc. (“SkyWest”) agreed to guarantee the Company’s Security Agreement associated with four tranches of notes with Clarus in exchange for 27,155 shares of the Company’s common stock. Subsequent to this issuance, SkyWest owns a total of 85,318 shares of the Company’s total outstanding common stock. The guarantee was recorded as debt issuance costs and will be amortized over the life of the note.

In addition to the consideration set forth above, commencing on April 1, 2023 and terminating on March 31, 2026, SkyWest shall have a limited, one-time option to purchase the Multi-Aero 14 CFR Part 135 Air Carrier Certificate No.MUIA594G for a purchase price of 1,365 shares of the Company’s common stock.

Tecnam

In the year ended December 31, 2022, the Company executed two separate promissory notes with Tecnam in the amounts of $1.8 million (“Tecnam Note 1”) and $2.0 million (“Tecnam Note 2”).

Tecnam Note 1

Effective on May 24, 2022, the Company entered into a 10-year promissory note in the amount of $1.8 million with Tecnam. Interest is accrued on the entire principal amount of the note outstanding at a fixed rate of 6.75% per annum. Principal and interest are payable monthly commencing on August 1, 2022 and continuing through the maturity date of July 1, 2032. The note is collateralized by a specific aircraft.

Tecnam Note 2

Effective on July 1, 2022, the Company entered into a 10-year promissory note in the amount of $2.0 million with Tecnam. Interest is accrued on the entire principal amount of the note outstanding at a fixed rate of 6.75% per annum. Principal and interest are payable monthly commencing on September 1, 2022 and continuing through the maturity date of August 1, 2032. The note is collateralized by a specific aircraft.

6.50% Note Payable to U.S. Government

In October 2020, the Company entered into a $1.9 million Loan and Guarantee Agreement with the U.S. Department of Treasury. The loan is a five-year term loan dated October 28, 2020 and matures on October 28, 2025 and bears interest at a variable rate per annum equal to the London Interbank Offer Rate (“LIBOR”) divided by one minus the Eurodollar Reserve Percentage, plus 6.50%. This loan was repaid in full in April 2022.

5.72% Note Payable

At December 31, 2022 and 2021, the Company had a note payable to a financial institution that is due in monthly installments with a fixed annual interest rate of 5.72% and is secured by an underlying aircraft. At inception, the note payable was personally guaranteed by a former officer of an acquired business. The original maturity date for the entire unpaid principal balance was December 15, 2022.

The agreement was amended at various times in 2020 and 2021 to defer required payments, and at December 31, 2020 the Company was in forbearance on this note payable, which protects the Company against any action by the lender from exercising their rights and remedies as a result of the Company’s events of default. The Company accounted for these amendments as a troubled debt restructuring (“TDR”) due to concessions provided by the financial institution. No aggregate gain or loss was recorded as a result of the TDR. On June 15, 2021, the guarantee on this note was reassigned to the Company from the previous guarantor and the payment terms were modified to consist of 42 installment payments of $20 thousand dollars each, commencing on July 15, 2021, followed by a balloon payment of $477 thousand at the new maturity date of January 15, 2025. The Company was in compliance with the terms and conditions as of December 31, 2022 and therefore no longer in forbearance. The Company made all the agreed-upon debt payments, as well as all required engine reserve payments related to future engine overhaul work associated with the aircraft collateralizing this note payable.

7.60% Note Payable

At December 31, 2022 and 2021, the Company had a note payable to Textron Aviation Finance Corporation (“Textron”). Interest is payable in monthly installments with a fixed annual interest rate of 7.60% and is secured by an aircraft. In February 2020, the agreement was modified to defer payments and extend the original term of the agreement from December 2020 to November 2024. The Company accounted for this amendment as a TDR due to concessions provided by Textron. No aggregate gain or loss was recorded as a result of the TDR. The entire unpaid principal balance is due on the maturity date, November 7, 2024.

4.65% Note Payable

On October 28, 2020, the Company entered into a promissory note agreement for $38 thousand related to the purchase of vehicles. The debt has a five-year term and is due in monthly installments with a fixed annual interest rate of 4.65% and is secured by the underlying vehicles. The maturity date on the promissory note is November 11, 2025.

5.49% Note Payable

In November 2021, the Company entered into a note payable with Chrysler Capital related to the financing of several vehicles. The term loan has a five-year term and is due in monthly installments with a fixed annual interest rate of 5.49% and is secured by the underlying vehicles. The maturity date of the term loan is December 2026.

The Company is subject to customary affirmative covenants and negative covenants on all of the above notes payable. As of December 31, 2022, the Company was in compliance with all covenants in the loan agreements.

Note 13. Leases

The Company leases aircraft, airport passenger terminal space, portions of and full aircraft hangars and other airport facilities, other commercial real estate and office space. Certain of these leases include provisions for variable lease payments which are based on several factors, including, but not limited to, relative leased square footage, passenger facility charges, terminal equipment usage fees, departures, and airports’ annual operating budgets. Due to the variable nature of the rates, these leases are not recorded on the Company’s Consolidated Balance Sheet as a right-of-use asset and lease liability, rather the lease costs are expensed as incurred. For leases with terms greater than 12 months, the Company records the related right-of-use asset and lease liability at the present value of fixed lease payments over the lease term. To the extent a lease agreement includes an extension option that is reasonably certain to be exercised, the Company has recognized those amounts as part of our right-of-use assets and lease liabilities. Leases with an initial term of 12 months or less with purchase options or extension options that are not reasonably certain to be exercised are not recorded on the balance sheet. The Company combines lease and non-lease components, such as common area maintenance costs, in calculating the right-of-use assets and lease liabilities for all leases.

Upon adoption of ASC 842 on January 1, 2022, the Company recognized an operating lease right-of-use asset of $11.2 million and a corresponding lease liability of $11.9 million, offset by the derecognition of deferred rent in the amount of $0.7 million, using discount rates between 6.7% and 8.9%, and recognized a finance lease right-of-use asset of $2.0 million and a corresponding lease liability of $2.0 million, using discount rates between 4.8% and 9.8%. The interest rates for both operating and finance right-of-use assets reflects the Company’s incremental borrowing rates for a similar asset, adjusted for duration of term and the quality of collateral as of the date of adoption.

Operating Leases

The Company leased various aircraft, airport passenger terminal space, space at aircraft hangars and other airport facilities, other commercial real estate, and offices under non-cancelable leases. Many of the Company’s operating leases require the Company to pay all taxes, maintenance, insurance, and other operating expenses. Lease cost is recognized on a straight-line basis over the lease term. Aggregate lease cost is recorded in Aircraft rent, Airport-related expenses, and Other Operating Expenses on the Company’s Consolidated Statement of Operations.

Aircraft Leases

The Company had 27 operating leases of aircraft at December 31, 2022, of which ten of the aircraft leases were from three related parties, Schuman Aviation Ltd., JA Flight Services, and BAJ Flight Services LLC (see Note 18, Related Party Transactions). The leases generally range in term from three to five years, and generally have non-escalating rent payments. The variable utilization payments are based on a rate per flight hour and included in variable lease cost as of December 31, 2022.

Non-Aircraft Leases

The Company’s non-aircraft lease assets include space at three airport terminals, space at three aircraft hangars, a corporate office and a jet refueling truck.

Supplemental balance sheet information related to leases is as follows (in thousands):

		As of
Operating Leases	Classification	December 31, 2022
Assets
Right-of-use assets	Operating lease right-of-use assets	$15,149
Liabilities
Current lease liabilities	Operating lease liabilities	3,302
Current lease liabilities	Current portion due to related parties	1,772
Non-current lease liabilities	Long-term operating lease liabilities	8,452
Non-current lease liabilities	Due to related parties, net of current portion	2,606
Total lease liabilities		16,132

Lease term and discount rate were as follows:

As of
December 31, 2022
Weighted average remaining lease term	3.4 years
Weighted average discount rate	8.45%

The components of lease cost are as follows (in thousands):

		Year ended
Lease Cost	Classification	December 31, 2022
Operating lease cost - aircraft	Aircraft rent	$4,483
Operating lease cost - non-aircraft	Airport-related and other operating expenses	380
Short-term lease cost	Airport-related and other operating expenses	2,416
Variable lease cost	Aircraft rent	922
Engine reserves	Aircraft rent	2,727
Total lease cost		$10,928

Supplemental disclosures of cash flow and other information related to leases are as follows (in thousands):

Year ended
December 31, 2022
Cash paid for operating lease liabilities	$5,217
Non-cash transactions - operating lease assets obtained in exchange for operating lease liabilities	8,968

Maturities of operating lease liabilities are as follows as of December 31, 2022 (in thousands):

Amount
2023	$6,197
2024	5,265
2025	3,809
2026	2,351
2027	936
Thereafter	—
Total lease payment, undiscounted	18,558
Less: imputed interest	2,426
Total	$16,132

Maturities of operating lease liabilities were as follows as of December 31, 2021 under ASC 840 (in thousands):

Amount
2022	$4,586
2023	4,374
2024	2,889
2025	1,239
2026	465
Total	$13,553

Finance Leases

The Company’s finance lease assets include one aircraft, camera equipment, and a vehicle.

Supplemental balance sheet information related to leases is as follows (in thousands):

As of
December 31, 2022
Assets
Finance lease right-of-use assets	$1,546
Liabilities
Finance lease liabilities	134
Long-term finance lease liabilities	1,838
Total finance lease liabilities	$1,972

Lease term and discount rate are as follows:

As of
December 31, 2022
Weighted average remaining lease term	3.1 years
Weighted average discount rate	9.71%

Supplemental disclosures of cash flow and other information related to leases are as follows (in thousands):

Year Ended
December 31, 2022
Cash paid for finance lease liabilities	$323

Supplemental information related to the finance leases is as follows:

As of December 31, 2021, three capital leased assets, consisting of one aircraft, camera equipment, and one vehicle were included in property and equipment, net on the Consolidated Balance Sheet at a combined cost of $2.4 million with accumulated amortization of $354 thousand.

Maturities of finance lease liabilities are as follows as of December 31, 2022 (in thousands):

Amount
2023	$323
2024	323
2025	312
2026	1,526
2027	—
Total lease payment, undiscounted	2,484
Less: imputed interest	512
Total	$1,972

Maturities of capital lease liabilities were as follows as of December 31, 2021 under ASC 840 (in thousands):

Amount
2022	$323
2023	323
2024	323
2025	312
Thereafter	1,526
Total lease payment, undiscounted	$2,807
Less: imputed interest	704
Total	$2,103

Note 14. Stock-Based Compensation

On February 22, 2021, the Company awarded a total of 10,020 fully-vested, non-forfeitable, shares of common stock to various employees and members of the Board of Directors. These common shares were valued at $21.98 per share at the grant date and are subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization within the Company. The Company recorded $220 thousand in stock-based compensation expense related to these fully-vested common stock grants for the year ended December 31, 2021 and the entire expense is included within Salaries, Wages, and Benefits expense on the Consolidated Statement of Operations. The Company recorded no share-based compensation expense for the year ended December 31, 2022, and had no un-recognized share-based compensation expense as December 31, 2022 and 2021.

Additionally, on February 22, 2021, the Company awarded a total of 43,500 shares of non-forfeitable restricted common stock (“Restricted Stock”) to various employees and executives of the Company for their continued service to the Company. The Restricted Stock was valued at $956 thousand ($21.98 per share) and vests immediately when the following two conditions are deemed probable: a) the closing of a Proposed Acquisition agreement requiring the listing of shares to the public on an exchange, and b) recipients of the Restricted Stock grant must remain in continuous employment or service with the Company from the date of grant through the closing of the proposed acquisition (see “Proposed Acquisition”). As there is both a required service-based condition and a specific performance condition that must be satisfied for the vesting of this Restricted Stock to occur, no stock-based compensation expense was recorded for the year ended December 31, 2022 and 2021 in accordance with ASC 718. As of December 31, 2022 and 2021, the total unrecognized stock-based compensation expense was $956 thousand related to all the unvested Restricted Stock.

The Company utilized an option valuation model to value its common stock and Restricted Stock grants, which was developed for use in estimating the fair value of the Company’s common stock under a certain SPAC scenario. Option valuation models require the input of highly complex and subjective variables, such as expected liquidation dates, discount rates, weighting of financing scenarios, weighted average cost of capital, and forecasted revenue and expense growth rates.

Note 15. Common Stock Warrants

The Company has issued fully vested common stock warrants in exchange for certain consulting services rendered to the Company in February 2016. A summary of the Company’s outstanding common stock warrants as of December 31, 2022 were as follows:

Warrant Tranche	Exercise Price	Shares
A	$12.18	2,052
B	14.01	713
C	18.87	795
D	18.98	4,742
E	41.24	606
F	47.32	634
G	50.00	376
Total		9,918

As of both December 31, 2022 and 2021, total outstanding common stock warrants issued by the Company were 9,918 with weighted average exercise price of $27.25 per share. All the warrants outstanding expire at the earlier of April 2, 2023 or the initial closing of a deemed liquidation event, as defined in the warrant agreements. None of these warrants were exercised during 2022 or 2021 and remained unexercised and outstanding as of December 31, 2022 and 2021.

All tranches of the common stock warrants issued (A-G) do not have vesting conditions and are equity classified.

Note 16. Redeemable Convertible Preferred Shares

The following table presents information about the Company’s redeemable convertible preferred shares as of December 31, 2022: (in thousands, except for share data)

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	105,556	105,556	$2,150	$3,635
Series A-1	7,033	7,033	141	238
Series A-2	25,000	25,000	500	845
Series B	25,000	25,000	833	2,374
Total	162,589	162,589	$3,624	$7,092

The following table presents information about the Company’s redeemable convertible preferred shares as of December 31, 2021: (in thousands, except for share data)

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	105,556	105,556	$2,150	$3,396
Series A-1	7,033	7,033	141	222
Series A-2	25,000	25,000	500	790
Series B	25,000	25,000	833	2,219
Total	162,589	162,589	$3,624	$6,627

Dividend Rights

Holders of shares of Series A, Series A-1, and Series A-2 redeemable convertible preferred shares are entitled to receive prior and in preference to dividends paid on any other class or series of capital stock and dividends as follows:

Holders of Series A, Series A-1, and Series A-2 redeemable convertible preferred shares are entitled to receive cumulative dividends equal to 8% per annum of the original issue price of $20.37 per share of Series A redeemable convertible preferred shares, $20.00 per share of Series A-1 redeemable convertible preferred shares, $20.00 per share of Series A-2 redeemable convertible preferred shares subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series A and Series A-1 redeemable convertible preferred shares, as applicable.

Series A, Series A-1, and Series A-2 redeemable convertible preferred share dividends are payable quarterly in cash on the final business day of each calendar quarter. The Company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of the Series A, Series A-1, and Series A-2 redeemable convertible preferred shares then outstanding first receive, or simultaneously receive, a dividend on each outstanding share in an amount at least equal to all accrued but unpaid Series A, Series A-1, Series A-2 redeemable convertible preferred share dividends. Unpaid dividends for Series A, Series A-1, and Series A-2 redeemable convertible preferred shares when due will increase to 10% of their respective original issue price for a period of sixty days effective as of the date such dividend payment was due. After such a 60-day period, if the accrued Series A, Series A-1, and Series A-2 redeemable convertible preferred share dividend remains unpaid, the rate will increase to 15% of the respective original issue price until the accrued but unpaid dividends are paid in full.

The Series A, Series A-1, and Series A-2 redeemable convertible preferred share dividend rate will increase to and remain at 15% if the Company, without the prior vote or consent of the Series A Director, Mark Rimer, issues equity securities or convertible securities that are pari passu or senior in priority or preference to the Series A, Series A-1, and Series A-2 redeemable convertible preferred shares with respect to the payment of dividends, amounts in liquidation, or rights of redemption. After the payment in full of accrued Series A, Series A-1, and Series A-2 redeemable convertible preferred share dividends, the holders of shares of redeemable convertible preferred shares are entitled to receive prior and in preference to any dividends paid to the holders of shares of common stock, dividends of redeemable convertible preferred shares are to be paid: (a) 70% to the holders of shares of Series A, Series A-1, and Series A-2 redeemable convertible preferred shareholders ratably among them based upon such holder’s ownership percentage in the Company, and (b) 30% to the holders of Series B redeemable convertible preferred shares until the Series A, Series A-1, and Series A-2 capital repayment amount has been paid in full to the holders. The 30% payment to the holders of Series B redeemable convertible preferred shares will pay, in priority order, (i) the then accrued but unpaid Series B redeemable convertible preferred share dividends and (ii) the Series B capital repayment amount (number of shares times original issue price plus then-effective dividend tax rate). Holders of the Series B redeemable convertible preferred shares are entitled to receive cumulative dividends equal to 8% per annum of the original issue price of $60.00 per share.

After the payment in full of the Dividends noted above, the Company may pay Dividends to the holders of all shares of capital stock, when and when declared by the Board of Directors. For the years ended December 31, 2022 and December 31, 2021 no dividends on any series of redeemable convertible preferred shares or common stock has been declared by the Board of Directors.

Accumulated Dividends

As the Company’s convertible preferred shares are only contingently redeemable in the event of a deemed liquidation event, the Company has not recorded dividends of $1.8 million and $1.3 million on the Consolidated Balance Sheets as of December 31, 2022 and 2021, respectively, as the occurrence of the contingent liquidation event is not deemed probable. If the redemption event becomes probable, the carrying amount of the convertible preferred shares will be accreted to their full redemption value.

Voting Rights

Each holder of outstanding redeemable convertible preferred shares is entitled to cast the number of votes equal to the number of whole shares of common stock, into which the redeemable convertible preferred shares held by such holder are convertible. Holders of redeemable convertible preferred shares vote together with the holders of common stock as a single class.

Conversion Rights

Each share of redeemable convertible preferred shares is convertible at any time, at the option of the holder and without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock determined by dividing the applicable original issue price by the applicable conversion price (as defined below) in effect at the time of conversion. The conversion price is initially (i) $11.6491 per share for the Series A redeemable convertible preferred shares, (ii) $5.4515 per share for the Series A-1 redeemable convertible preferred shares, (iii) $15.2910 per share for the Series A-2 redeemable convertible preferred shares, and (iv) $17.2654 per share for the Series B redeemable convertible preferred shares. Such initial conversion price, and the rate at redeemable convertible preferred shares may be converted into shares of common stock, is subject to certain adjustments. In the event of liquidation, dissolution, or winding up of the Company, or a deemed liquidation event, these conversion rights will terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of redeemable convertible preferred shares.

Liquidation

The liquidation preference provisions allow for redemption upon deemed liquidation, which is not in the company’s control and could require settlement in cash or other assets of the company available for distribution. As such, the Redeemable Convertible Preferred Shares are disclosed in mezzanine equity. For each reporting period the Company will reassess the shares for remeasurements when a deemed liquidation event becomes probable.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or a deemed liquidation event (as defined below), the holders of shares of capital stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders in the following priority:

First, the holders of Series A, Series A-1, and Series A-2 redeemable convertible preferred shares then outstanding are entitled, on a pari passu basis, to be paid out of the assets of the Company available for distribution to its stockholders prior and in preference to any payment made to the holders of Series B redeemable convertible preferred shares and common stock by reason of their ownership thereof, all proceeds including all accrued but unpaid Series A, Series A-1, and Series A-2 accrued dividends have been paid in full.

Second, after the payment in full of accrued Series A, Series A-1, Series A-2 redeemable convertible preferred share dividends, the holders of Series B redeemable convertible preferred shares then outstanding are entitled to paid out of the assets of the Company available for distribution to its stockholders prior and in preference to any payments to the holders of shares of common stock by reason of their ownership thereof, all proceeds including all accrued Series B redeemable convertible preferred share dividends have been paid in full.

Lastly, after the payment in full of all amounts pursuant to the foregoing, all remaining amounts from assets of the Company available for distribution to its stockholders will be paid to the holders of all shares of capital stock ratably among them the based upon each such holder’s percentage interest in the Company. The holders of redeemable convertible preferred shares are not required or obligated to convert redeemable convertible preferred shares into shares of common stock to receive the payments obligated to be made by the Company to them on an as-converted basis.

The liquidation preference is calculated by adding (i) the Original Issue Price plus (ii) the product obtained by multiplying (x) the Original Issue Price of each such share of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) by (y) the then applicable Dividend Tax Rate which the rate is 23.8% on the date hereof. Original Issue Prices are as follows: (i) $20.3683 per share for the shares of Series A Preferred Stock, (ii) $20.00 per share for the Series A-1 Preferred Stock, (iii) $20.00 per share for the Series A-2 Preferred Stock, and (iv) $60.00 per share for the Series B Preferred Stock.

Each of the following events shall be considered a “Deemed Liquidation Event”, unless the holders of a majority of each class or series of capital stock elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event: (i) the sale, transfer, assignment, conveyance or other disposition (including by merger or consolidation, but excluding any sales by the stockholders of the Company made as part of an underwritten public offering of the Company’s securities) in one transaction or a series of related transactions, of more than 50% of all outstanding shares of the Company, (ii) the consummation of a consolidation, merger or reorganization of the Company, unless the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined securities of the outstanding securities resulting from such consolidation, merger or reorganization, (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or (iv) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated thereunder) of 50% or more of all outstanding shares of the Company.

Election of Directors

The size of the Board of Directors of the Company is set at seven directors. The holders of record of the shares of Series A, Series A-1, and Series A-2 redeemable convertible preferred shares, exclusively and voting together as a separate and single class, are entitled (but not obligated) to elect one director of the Company (the “Series A Director”). The holders of record of Series B convertible preferred shares, exclusively and voting as a separate and single class, are entitled (but not obligated) to elect one director of the Company. The holders of record of the shares of common stock, exclusively and voting as a separate class, are entitled to elect three directors of the Company. SkyWest is entitled (but not obligated) to elect one director of the Company and one independent director is appointed by the Chairman of the Board and the Series A Director.

Note 17. Income Taxes

Significant components of the provision from income taxes consist of the following: (in thousands)

	Year Ended December 31,
	2022	2021
Current:
Federal	$—	$—
State	10	440
Total	10	440
Deferred:
Federal	(392)	—
State	(27)	—
Total	(419)	—
Total tax expense (benefit)	$(409)	$440

The following table presents the principal reasons for the difference between the effective tax rate and the federal statutory income tax rate: (dollars in thousands)

	December 31,
	2022		2021
	$	%	$	%
Provision (benefit) at statutory rate	$(1,167)	21.0%	$2,331	21.0%
State tax provision (benefit), net of federal benefit	(257)	4.6%	679	6.1%
Permanent book/tax difference	69	(1.3)%	14	0.1%
Change in valuation allowance	846	(15.2)%	(2,584)	(23.2)%
Other	100	(1.8)%	—	—%
Effective income tax rate	(409)	7.4%	440	4.0%

Significant components of deferred tax assets and liabilities as of December 31, 2022 and 2021 were as follows: (in thousands)

	Year Ended December 31,
	2022	2021
Net operating loss carryforward, net of reserves	$4,680	$2,629
Capital loss carryforward	133	142
Amortization of intangibles	385	429
Accrued liabilities	244	214
Deferred revenue	227	166
Deferred rent	—	395
Lease liabilities	4,288	—
Interest carryforward	456	—
Contributions carryforward	109	—
Investment in Marianas	46	—
Other	—	9
Deferred tax assets, gross	10,568	3,984
Valuation allowance	(3,273)	(1,861)
Deferred tax assets, net of valuation allowance	7,295	2,123
Right-of-use assets	(4,027)	—
Book/tax depreciation differences	(3,268)	(2,123)
Total deferred tax liabilities	(7,295)	(2,123)
Total deferred tax assets (liabilities), net	$—	$—

As of December 31, 2022 and 2021, the Company had approximately $3.9 million and $2.3 million of federal net operating loss (“NOL”) carryforwards, respectively, and $0.8 million and $0.4 million of state NOL carryforwards, respectively, which will begin to expire in 2035. The above described carryforwards are presented on a tax effected basis and are included in the Company’s calculation of its deferred tax asset; however, realization of the deferred tax asset is dependent on generating sufficient taxable income prior to expiration of the NOL carryforwards. Also, utilization of the operating losses and tax credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 under Section 382 and similar state provisions. As of December 31, 2022, the Company does not believe it is more likely than not that their assets will ultimately be realized and has recorded a full valuation allowance of approximately $3.3 million on the net deferred tax assets. The valuation allowance increased by $1.4 million during the year ended December 31, 2022.

Section 382 of the Internal Revenue Code, or Section 382, imposes limitations on a corporation’s ability to utilize its NOL carryforwards if it experiences an “ownership change” as defined. In general terms, an ownership change may result from transactions increasing the ownership percentage of certain stockholders in the stock of the corporation by more than 50% over a three-year period. In the event of an ownership change, utilization of the NOL carryforwards would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate. Management has not completed a Section 382 study as of the date of this report; however, should a study be completed, certain NOL carryforwards may be subject to such limitations. Any future annual limitation may result in the expiration of NOL carryforwards before utilization.

As of December 31, 2022 and 2021, the Company had $0.4 million of unrecognized tax benefits, none of which would result in a reduction of the Company’s effective tax rate, if recognized, due to a full valuation recorded within the U.S. federal and state jurisdictions. Furthermore, in the next twelve months, it is reasonably possible that the Company’s unrecognized tax benefits could change due to the resolution of certain tax matters related to the substantiation of federal and state NOLs. These resolutions could reduce the Company’s unrecognized tax benefits by $0.4 million.

The Company is subject to income tax examinations by the U.S. federal and state tax authorities. There are no open income tax examinations as of December 31, 2022. Tax years 2013 and forward remain open to audit for U.S. federal income tax purposes and tax years 2016 and forward remain open for U.S. state income tax purposes.

Note 18. Related Party Transactions

The following table presents Company’s amounts due to (from) related parties as of December 31, 2022 and 2021: (in thousands)

	December 31,
	2022	2021
Accounts payable (receivable)(1)	$467	$(56)
Other current liabilities(2)	158	373
Current maturities of long-term debt(3)	728	699
Short-term operating lease liabilities	1,772	—
Total current portion due to related parties	$3,125	$1,016

	December 31,
	2022	2021
Other liabilities(2)	$100	$450
Long-term operating lease liabilities	2,606	0
Long-term debt, net of current maturities(3)	3,511	4,239
Total due to related parties, net of current portion	$6,217	$4,689

(1)
Net amount of accounts receivable and accounts payable from/to various individuals
(2)
Liability related to Makani Kai Acquisition and SkyWest Note's accrued interest
(3)
Note Payable to SkyWest

SkyWest Airlines

At December 31, 2022 and 2021, the Company had a note payable to SkyWest Airlines, Inc. (“SkyWest”) with a principal amount of $4.2 million and $4.9 million, respectively, bearing interest at 4.0% per annum (“SkyWest Note”). Principal and interest payments are due monthly, through April 30, 2028 and the note is collateralized by a pledge for 100% of the stock of Southern Airways Pacific (“SAP”, a wholly-owned subsidiary of the Company), a first priority security interest in all assets of SAP. In the event of a change of control associated with the Company, the then outstanding principal and interest on the note will become due and payable immediately by the Company. At December 31, 2022 and 2021, $728 thousand and $699 thousand, respectively, is included in Due to Related Parties. $3.5 million and $4.2 million, respectively, is included in Due to Related Parties, net of current portion on the Consolidated Balance Sheet. Additionally, as of December 31, 2022, $0.9 million in engine reserves related to the SkyWest guarantee agreement are included in Prepaid expenses and other current assets on the Consolidated Balance Sheets (See Note 12, Long-term debt, net). There were no engine reserves related to the SkyWest guarantee agreement as of December 31, 2021.

SkyWest is currently represented by one of the Company’s total of seven Board of Director seats and owns 58,163 shares of common stock of the Company on December 31, 2022.

Kuzari Investor 94647 LLC

As of December 31, 2022, Kuzari Investor 94647 LLC (“Kuzari”) owns 32,699 shares of the Company’s common stock, and is currently represented by one of the Company’s total of seven Board of Directors seats. In addition, Kuzari owns 105,556 Series A redeemable convertible preferred shares and 25,000 Series A-2 redeemable convertible preferred shares, for a combined preferred share investment of $4.5 million at December 31, 2022. Kuzari is also owed approximately $1.2 million of unpaid cumulative redeemable convertible preferred share dividends.

Since March 2017, one of the affiliates of Kuzari provides the Company certain advisory services in areas such as evaluation of business decisions, assessment of market opportunities, and the exploring of financial and/or operational strategic initiatives. In return for the consulting services, Kuzari is entitled to compensation from the Company consisting of an annualized fee within a range of $100 thousand to $150 thousand per year. For the years ended December 31, 2022 and 2021, the Company incurred consulting expenses due to Kuzari of $138 thousand and $150 thousand, respectively. As of December 31, 2022 and 2021, the Company had no outstanding payables to Kuzari, in connection with the consulting arrangement.

JA Flight Services and BAJ Flight Services

As of December 31, 2022, the Company leased a total of three aircraft from JA Flight Services (“JAFS”) and one aircraft from BAJ Flight Services (“BAJFS”). JAFS is 50% owned by Bruce A. Jacobs (“BAJ”), an officer, shareholder, and board member of the Company and BAJFS is 100% owned by BAJ.

As of December 31, 2022 JAFS owns 40,000 shares of the total outstanding common stock of the Company. The Company recorded approximately $1.1 million and $1.2 million in combined lease and engine reserve expense attributable to JAFS and BAJFS during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2021, the Company owed approximately $500 thousand in total to JAFS and BAJFS, relating primarily to deferred lease payments, as well as engine reserve payments. No amounts were owed for deferred lease payments as of December 31, 2022. Of the $500 thousand owed to both JAFS and BAJFS at December 31, 2022, approximately $250 thousand is included in Due to Related Parties and Due to Related Parties, net of current portion, respectively, on the Consolidated Balance Sheet.

In February 2022, BAJ retired from his role as an officer within the Company JAFS continues to be a shareholder of the Company and lessor of three aircraft to the Company, and BAJFS continues to be a lessor of one aircraft to the Company as of December 31, 2022.

Schuman Aviation

As of December 31, 2022 and 2021, the Company leased six aircraft from Schuman Aviation Ltd. (“Schuman”), an entity which is owned by an executive and shareholder of the Company. Schuman owns 5,002 shares of the total outstanding common stock of the Company. All leases consist of 60-month terms, fixed monthly lease payments and are all eligible for extension at the end of the lease term. All the leases are also subject to monthly engine, propeller and other reserve payment requirements, based on actual flight activity incurred on the subject aircraft engine.

The Company recorded approximately $1.5 million and $930 thousand in combined lease and engine reserve expense attributable to Schuman for the years ended December 31, 2022 and 2021, respectively. At December 31, 2022, the Company owed approximately $314 thousand to Schuman. There were no outstanding amounts due to Schuman at December 31, 2021.

On July 7, 2020, the Company entered into a transaction with Schuman, whereby Schuman agreed not to fly any of its Makani Kai airline routes (“Makani Kai”) servicing the Hawaiian Island commuter airspace for a period of 10 years. As consideration for this noncompete agreement, the Company agreed to pay Schuman a total of $500 thousand in the Company’s common stock in five equal installments of $100 thousand. The first installment of 2,777 shares of common stock was transferred on the transaction date of July 7, 2020, with the remaining consideration due on each anniversary of the transaction date. In July 2021, the Company made its second installment payment to Schuman, consisting of 2,225 shares of Southern common stock. In July 2022, the Company made its third installment payment to Schuman, consisting of 2,296 shares of Southern common stock.

Note 19. Commitments and Contingencies

Guarantees

The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer or director’s lifetime. The maximum potential future amount the Company could be required to pay under these indemnification agreements is unlimited. The Company believes that its insurance would cover any liability that may arise from the acts of its officers and directors. As of December 31, 2022 and 2021, the Company is not aware of any such pending liabilities.

The Company has entered into indemnification provisions under agreements with other parties in the ordinary course of business, typically with business partners, contractors, customers, landlords and investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential future amount the Company could be required to pay under these indemnification provisions is unlimited.

Aircraft Purchases and Sales

Electric Wing-in-ground-effect Aircraft

In December 2021, the Company signed a Letter of Intent (“LOI”) with a certain aircraft vendor to purchase a total of four electric wing-in-ground-effect Viceroy aircraft (“Firm Viceroys”), with options to purchase eleven additional Viceroy aircraft (“Viceroy Purchase Options”). The price for each Firm Viceroy and Viceroy Purchase Options in a standard configuration is $5.2 million, and the order is not subject to price escalation. In addition, the LOI provides the Company’s net delivery price will be less than or equal to any third party’s net purchase price for the same aircraft. Upon the execution of the purchase agreement, which is anticipated to occur in Q4 2023, the Company is obligated to make payments related to the purchase of the Firm Viceroy’s at: a) $50 thousand per aircraft, b) $150 thousand per Firm Viceroy one year prior to the first commercial delivery (anticipated to occur in Q4 2024), and c) the balance due upon delivery of each Viceroy.

As part of the LOI, the vendor provided the Company the option to purchase a total of five electric wing-in-ground-effect Monarch aircraft for $35 million per aircraft in a standard configuration, which is subject to certain price adjustments, based on the execution of the purchase agreement and the delivery of each aircraft.

As part of the Company’s acceptance of the LOI, Southern paid the vendor an upfront fee of $50 thousand that can be applied to future purchases and received a warrant with an option to purchase $50 thousand of equity in the vendor’s company within one year following completion of the vendor’s mezzanine funding round. In addition, the Company paid the vendor a second upfront fee of $50 thousand, which was placed in an escrow account, which will be released to the vendor, and credited against the balance due, upon delivery of the first Viceroy to the Company. As of December 31, 2022 and 2021, the upfront fees are recorded in Other assets on the Consolidated Balance Sheets.

Legal Contingencies

Southern is also a party to various claims and matters of litigation incidental to the normal course of its business. As of and for the year ended December 31, 2022 and 2021, there were no material legal contingencies.

Business Combination Agreements

Surf Air Mobility Proposed Acquisition

The Company entered into a prospective transaction, whereby Surf Air Mobility (“SAM”) a wholly-owned subsidiary of Surf Air Global Limited created in 2021, will acquire 100% of the equity interests in the Company pursuant to an acquisition agreement dated as of March 17, 2021, as amended on August 22, 2021. On May 17, 2022, the prospective transaction was further amended when Surf Air Global Limited and its wholly owned subsidiary entered into a business combination agreement with Tuscan Holdings Corp. II (“Tuscan”), whereby the SAM and its related entities will acquire 100% of the equity interests in the Company.

On November 11, 2022, SAM amended the acquisition agreement the Company dated as of March 17, 2021, as amended on August 22, 2021 and on May 17, 2022, to reflect the termination of the business combination agreement with Tuscan and to reflect that SAM will acquire 100% of the equity interests in the Company pursuant to any public listing of SAM common stock for consideration of the higher of $81.25 million or 12.5% of SAM fully-diluted shares at the time of the merger.

Note 20. Quarterly Financial Information (unaudited)

As noted in Note 1, the Company has revised its previously issued financial statements, and related footnote disclosures, as of December 31, 2022 and 2021, and for the years then ended, to correct an error related to the revenue recognition associated with prepaid passenger ticket deposits. The Company has evaluated this error and determined that the impact to the previously issued financial statements was not material, however, the Company will also revise its unaudited condensed financial statements, and related footnote disclosures, for the six months ended June 30, 2022 and 2021 and as of June 30, 2022.

The following table presents the effects of the revision on the Company’s previously issued unaudited condensed consolidated statement of operations for the six months ended June 30, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Revenues	$36,521	$(166)	$36,355
Operating loss	(1,631)	(166)	(1,797)
Loss before income taxes	(2,165)	(166)	(2,331)
Net loss including noncontrolling interest	(2,171)	(166)	(2,337)
Net loss attributable to common shareholders	(2,171)	(166)	(2,337)

The following table presents the effect of the revision on the Company’s previously issued unaudited condensed consolidated balance sheet as of June 30, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Deferred Revenue	$5,945	$774	$6,719
Current liabilities	18,546	774	19,320
Total liabilities	49,829	774	50,603
Accumulated deficit	(7,670)	(774)	(8,444)
Total stockholders' equity	1,902	(774)	1,128

The following table presents the effect of the revision on the Company’s previously issued unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net loss including noncontrolling interests	$(2,171)	$(166)	$(2,337)
Deferred revenue	1,913	166	2,079
Cash flows from operating activities	427	—	427

The following table presents the effects of the revision on the Company’s previously issued unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Revenues	$24,645	$(9)	$24,636
Operating income	9,044	(9)	9,035
Income before income taxes	8,725	(9)	8,716
Net loss including noncontrolling interest	8,396	(9)	8,387
Net loss attributable to common shareholders	8,396	(9)	8,387

The following table presents the effect of the revision on the Company’s previously issued unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net income (loss) including noncontrolling interests	$8,396	$(9)	$8,387
Deferred Revenue	2,603	9	2,612
Cash flows from operating activities	10,979	—	10,979

Note 21. Subsequent Events

ASC Topic 855, Subsequent Events, establishes general standards of accounting for and disclosure of events that occur after the date of the consolidated financial statements, but before the consolidated financial statements are issued. In accordance with this accounting standard, management evaluated events occurring subsequent to December 31, 2022 through April 12, 2023.

Incentive Agreement with CNMI and Marianas Operations

On February 21, 2023, the Office of the Governor of the CNMI issued a letter to Marianas terminating the Incentive Agreement between Marianas and the CNMI government. The Incentive Agreement had approximately twelve months remaining in duration.

As of April 1, 2023, Marianas ceased operations in CNMI and the Company is in the process of relocating aircraft, liquidating assets and settling amounts owed to vendors. Upon completing the liquidation, the Company will distribute any remaining capital equally between the Company and the JV partner.

As of March 31, 2023, the Company has approximately $645 thousand in deferred incentive income from the government of CNMI and expects to recognize this entire amount to income during the second half of 2023 as it believes that it will have met all the contract requirements in the Incentive Agreement with the government of CNMI.

Exercise of Warrants

In March 2023, all outstanding common stock warrants were exercised and converted into common stock. Of the 9,918 warrants outstanding on December 31, 2022, 4,960 of the warrants were converted into 4,960 shares in exchange for $107 thousand and the remaining 4,958 warrants were converted into 4,134 common shares.

Promissory Note

On April 6, 2023, the Company executed a 19-month promissory note in the amount of $2.7 million with SkyWest Leasing, Inc. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 9.0% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 6, 2023, and continuing through the maturity date of November 6, 2024. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.3 million is due. The note is collateralized by one aircraft.

Accounts Receivable Financing Arrangement

On March 21, 2023, the Company amended its revolving accounts receivable financing arrangement to increase the total maximum borrowing capacity to $5 million from $2 million.

Jet Charter Operation

On March 22, 2023, the Company discontinued leasing an aircraft used in its jet charter operations and ceased the charter operations associated with this aircraft. In 2022, the Company recorded $2.3 million in revenue related to its jet charter business.

Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited)

In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through June 2, 2023, the date the financial statements were available to be reissued.

Surf Air Mobility Proposed Acquisition

On May 25, 2023, SAM entered into an amendment to the acquisition agreement with the Company, whereby the outside date by which the transaction could be consummated was extended to July 31, 2023. No other terms to the previously amended acquisition agreement were changed.